Exhibit 99.1

NEWS RELEASE

Media contact:	Michael J. Olsen, Sr. Vice President of Corporate Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	May 7, 2012	Financial Media

Otter Tail Corporation Announces First Quarter Earnings; Completes Sale of DMS Health Technologies, Inc. and Updates Earnings Guidance

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended March 31, 2012.

Summary:

●
Consolidated net income and diluted earnings from continuing operations totaled $9.5 million and $0.26 per share, respectively, compared with $5.2 million and $0.14 per share for the first quarter of 2011

●
Consolidated net income and diluted earnings from continuing and discontinued operations totaled $7.2 million and $0.20 per share, respectively, compared with $5.7 million and $0.15 per share for the first quarter of 2011

●	Consolidated revenues from continuing operations were $277.6 million compared with $249.1 million for the first quarter of 2011
●	On February 29, 2012 the corporation completed the sale of DMS Health Technologies, Inc. (DMS)

CEO Overview

“Overall results for the first quarter of 2012 indicate we are beginning to turn a corner. The majority of our operating companies showed measurable improvement year over year. With the sale of DMS in the first quarter of 2012, we made additional progress in realigning our portfolio of companies and, importantly, our investments in electric transmission are contributing to earnings,” said Otter Tail Corporation President and CEO Jim McIntyre.

“Earnings from our Electric segment were lower than forecast as a result of unusually mild winter weather. However, despite the negative impact from the abnormal weather, net income for the Electric segment was down just 1.1% year over year, as performance was positively impacted by increased revenues from returns on CapX2020 transmission project investments. Going forward, our Electric segment will play a larger role in our growth strategy and we will continue to invest accordingly.

“Our Plastics segment benefited from higher sales volumes and better-than-expected margins this past quarter due, in part, to the warm winter for our Fargo, North Dakota-based operations and a rising market in the industry overall. These factors, and others, contributed to a $3.6 million rise in segment net income compared with last year’s first quarter.

“Strong first quarter performance by Vinyltech and Northern Pipe Products, our plastic pipe companies, as well as BTD, our custom metalwork manufacturer, illustrate our intensified focus on operational excellence, risk reduction, and the ability to identify and act quickly on opportunities in the marketplace. Lean manufacturing efforts, more rigorous margin management, and the ability to take selective price increases have also played a part in the progress we’ve seen.

“At DMI, our wind-tower manufacturer, continued focus on process and productivity improvements in combination with attention to quality and customer requirements, drove meaningful performance improvement. In the first quarter of 2012, DMI recorded a net loss of $0.7 million, compared with a $6.2 million net loss in the same quarter last year.

“The improved earnings contributions from our Wind Energy and Plastics segments were partially offset by net losses in our Construction segment, driven by cost overruns on certain major projects of Foley Company.”

McIntyre concluded, “Based on our 2012 first quarter segment performance, we are narrowing our guidance for diluted earnings per share from continuing operations to a range of $1.05 to $1.40. While there clearly are a number of reasons for optimism within our first quarter results, we remain committed to improving the performance of all our operating companies and investing in additional electric transmission and generation opportunities. We also continue to review the mix of businesses in our nonelectric portfolio.”

Cash Flow from Operations and Liquidity

The corporation’s consolidated cash flow from continuing operations for the quarter ended March 31, 2012 was $6.4 million compared with $3.1 million for the quarter ended March 31, 2011. The corporation’s first quarter 2012 consolidated cash flow from discontinued operations was $1.4 million, compared with $3.8 million for the first quarter of 2011. Proceeds, net of selling costs, from the sale of DMS in the first quarter of 2012 of $24.1 million were used to pay down short-term borrowings and for other corporate purposes. On March 31, 2012 Otter Tail Corporation and Otter Tail Power Company had $361.3 million available under existing credit facilities to provide for working capital requirements and to help fuel future growth initiatives.

Board of Directors Declared Quarterly Dividends

As previously announced, on May 3, 2012 the Board of Directors declared a quarterly common stock dividend of $0.2975 per share. This dividend is payable June 9, 2012 to shareholders of record on May 15, 2012. The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable June 1, 2012 to shareholders of record on May 15, 2012.

Segment Performance Summary

Electric

Electric revenues and net income were $90.0 million and $11.0 million, respectively, compared with $91.6 million and $11.1 million for the first quarter of 2011. A $1.5 million decrease in retail electric revenues reflects the following:

●
a $4.4 million decrease in revenues, mainly due to a 7.8% reduction in retail kilowatt-hour (kwh) sales resulting from significantly milder weather in the first quarter of 2012 as heating degree days were down 27.8% compared with the first quarter of 2011,

●	a $2.8 million decrease in revenue related to the recovery of fuel and purchased power costs, and
●
a $1.0 million reduction in accrued conservation program cost recovery revenues related to the timing of the recognition of conservation costs recovered through the Minnesota Conservation Improvement Program surcharge, offset by:

●	a $3.0 million increase in revenue related to revised winter rates implemented in Minnesota in October 2011 on finalization of Otter Tail Power Company’s 2010 general rate case,
●	a $2.3 million revenue reduction in the first quarter of 2011 related to accruing a refund of a portion of revenues collected under interim rates during the most recent Minnesota rate case, and
●	a $1.4 million increase in transmission costs recovery rider revenues as a result of increased investment in transmission assets.

Wholesale electric revenues from company-owned generation decreased $0.7 million mainly as a result of a 21.7% decrease in the average price per wholesale kwh sold. Wholesale electric prices were down as a result of decreased demand and lower utilization of higher cost generation due to the extremely mild winter of 2012.

Other electric operating revenues increased $0.4 million as a result of:

●	a $2.1 million increase in transmission tariff revenues due, in part, to revenues from CapX2020 transmission project investments,

offset by:

●	a reduction in revenue related to the sale of access rights through an Otter Tail Energy Services Company (OTESCO) wind farm development site in the first quarter of 2011 for $1.1 million, and
●
a $0.6 million reduction in revenues from steam sales at Big Stone Plant to a nearby ethanol plant as a result of the customer generating more of its own steam from its natural gas fired boiler in response to low natural gas prices.

Net mark-to-market gains on forward energy contracts increased $0.2 million between the quarters.

Fuel costs decreased $4.2 million as a result of a 23.8% decrease in kwhs generated from Otter Tail Power Company’s steam-powered and combustion turbine generators, partially offset by a 3.4% increase in the cost of fuel per kwh generated. Generation levels decreased in response to lower demand due to mild weather and a forced outage at Big Stone Plant in February 2012 to repair boiler steam tube leaks.

The cost of purchased power for retail sales increased $1.8 million as a result of a 24.5% increase in kwhs purchased, partially offset by an 8.1% decrease in the cost per kwh purchased. The increase in kwhs purchased was mainly due to reduced availability of Big Stone Plant in the first quarter of 2012.

Electric operating and maintenance expenses increased $1.5 million due to the following:

●
a $0.9 million increase in employee benefit expenses mainly due to increases in pension and retirement health benefit costs resulting from a reduction in the discount rate related to projected benefit obligations,

●	a $0.8 million increase in MISO Schedule 26 transmission service charges,
●	a $0.4 million increase in vegetation management expenses, and
●	bad debt expense was $0.4 million less in the first quarter of 2011 as a result of OTP adjusting its allowance for uncollectible accounts,

offset by:

●	a $1.0 million reduction in incurred conservation program costs, commensurate with a reduction in accrued revenues related to the future recovery of those costs.

OTESCO recorded an additional $0.4 million asset impairment charge related to its wind farm development rights at its Sheridan Ridge and Stutsman County sites in North Dakota as a potential sale of the rights did not occur as expected in the first quarter of 2012.

Income taxes in the Electric segment decreased $1.0 million as a result of: (1) a $1.1 million reduction in income before income taxes and (2) the reversal of $0.7 million in accrued interest on the removal of an income tax audit issue from an IRS audit currently in progress.

Wind Energy

Wind Energy revenues and net loss were $52.1 million and $0.7 million, respectively, compared with revenues of $47.0 million and a net loss of $6.2 million for the first quarter of 2011. At DMI Industries, Inc.’s (DMI) U.S. plants, revenues increased $16.3 million due to a 22.3% increase in towers produced, while cost of goods sold increased by only $12.9 million, resulting in a $2.3 million increase in net income at those facilities due to productivity improvements, cost controls and the implementation of quality control measures that have eliminated the need for outsourced quality assurance staffing. Net losses were down $3.2 million at DMI’s Canadian plant in the first quarter of 2012 compared to the first quarter of 2011 due to the plant being idled.

Manufacturing

Manufacturing revenues and net income were $66.0 million and $2.2 million, respectively, compared with $55.4 million and $2.7 million for the first quarter of 2011.

●	At BTD, revenues increased $11.9 million and net income increased $0.8 million as a result of higher sales volume due to improved customer demand.
●	At T.O. Plastics, revenues increased by $0.6 million and net income increased $0.3 million as a result of increased sales of industrial products.
●
At ShoreMaster revenues decreased $1.8 million and its earnings declined $1.6 million, resulting in a net loss for the quarter. ShoreMaster’s revenue decrease reflects a $2.5 million decrease in commercial sales, partially offset by a $0.7 million increase in residential sales. Despite the decrease in sales, ShoreMaster’s cost of goods sold decreased by only $0.6 million as a result of incurring $0.5 million in costs in the first quarter of 2012 related to the closure of its Camdenton, Missouri plant and the relocation of Camdenton’s commercial production operations to ShoreMaster’s Fergus Falls, Minnesota and St. Augustine, Florida facilities. ShoreMaster’s operating expenses increased $1.3 million, reflecting the following:

o	a first quarter 2011 expense reduction of $0.7 million from the collection of a receivable written off as uncollectible prior to 2011,
o	a $0.4 million increase in expenses for outside professional services, and
o	a $0.2 million gain on the sale of an asset in the first quarter 2011.

Construction

Construction revenues and net loss were $35.6 million and $4.2 million, respectively, compared with $37.5 million and $0.3 million for the first quarter of 2011. Foley Company revenues decreased $7.1 million, while Aevenia’s revenues increased $5.2 million as a result of an increase in electrical transmission, distribution and substation work facilitated by the mild weather in the first quarter of 2012. Extremely narrow margins on work completed and continued cost overruns on certain major projects at Foley Company were the primary reason for the Construction segment’s net loss in the first quarter of 2012 compared with the first quarter of 2011.

Plastics

Plastics revenues and net income were $34.9 million and $3.3 million, respectively, compared with revenues of $18.5 million and a net loss of $0.4 million for the first quarter of 2011. The increases in revenues and net income are the result of a 58.0% increase in pounds of pipe sold combined with a 19.5% increase in the price per pound of pipe sold, while the cost per pound of pipe sold increased by only 2.0% between the quarters. Mild winter weather resulted in an early start to the construction season, contributing to the increase in pipe sales.

Corporate

Corporate expenses, net-of-tax, increased $0.5 million between the quarters as a result of higher employee benefit costs and increased costs for insurance programs and outside services.

Discontinued Operations

In 2011, the corporation sold Idaho Pacific Holdings, Inc. (IPH), its food ingredient processing company and E.W. Wylie Corporation (Wylie), its trucking business. On January 18, 2012 ShoreMaster completed the sale of the assets of its wholly owned subsidiary, Aviva Sports, Inc. (Aviva), and on February 29, 2012 the corporation completed the sale of DMS. The financial position, results of operations, and cash flows of IPH, Wylie, Aviva and DMS are reported as discontinued operations in the corporation’s consolidated financial statements provided at the end of this report. Following are summary presentations of the results of discontinued operations for the three month periods ended March 31, 2012 and 2011:

	For the Three Months Ended March 31, 2012
(in thousands)	Wylie	Aviva	DMS*	Intercompany Transactions Adjustment	Total
Operating Revenues	$--	$1	$16,362	$(11)	$16,352
Operating Expenses	159	13	14,741	(11)	14,902
Operating (Loss) Income	(159)	(12)	1,621	--	1,450
Interest Charges	--	--	279	(132)	147
Other Income	--	--	122	--	122
Income Tax (Benefit) Expense	(64)	(5)	600	53	584
Net (Loss) Income from Operations	(95)	(7)	864	79	841
Loss on Disposition Before Taxes	(44)	--	(3,179)	--	(3,223)
Income Tax Benefit on Disposition	(18)	--	(116)	--	(134)
Net Loss on Disposition	(26)	--	(3,063)	--	(3,089)
Net (Loss) Income	$(121)	$(7)	$(2,199)	$79	$(2,248)
*A $39.1 million net-of-tax impairment charge was recorded at DMS in the fourth quarter of 2011, based on the difference between the corporation’s investment in DMS prior to the impairment and the indicated selling price on December 31, 2011.

	For the Three Months Ended March 31, 2011
(in thousands)	IPH	Wylie	Aviva	DMS	Intercompany Transactions Adjustment	Total
Operating Revenues	$20,645	$14,609	$952	$22,495	$(523)	$58,178
Operating Expenses	17,617	17,535	1,503	21,412	(523)	57,544
Operating Income (Loss)	3,028	(2,926)	(551)	1,083	--	634
Interest Charges	8	213	96	400	(697)	20
Other (Deductions) Income	(146)	11	(4)	298	(2)	157
Income Tax Expense (Benefit)	1,112	(1,249)	(260)	409	276	288
Net Income (Loss)	$1,762	$(1,879)	$(391)	$572	$419	$483

The corporation continues to review its portfolio of companies to see where additional opportunities exist to improve its risk profile, improve credit metrics and generate additional sources of cash to support the future capital expenditure plans of its Electric segment consistent with the strategy to grow this business given its current investment opportunities.

2012 Business Outlook

Based on year-to-date segment performance, the corporation is updating its 2012 expectations for diluted earnings per share from continuing operations to a range of $1.05 to $1.40 from its previously announced range of $1.00 to $1.40. This guidance considers the cyclical nature of some of the corporation’s businesses and reflects challenges presented by current economic conditions, as well as the corporation’s plans and strategies for improving future operating results. The corporation’s current consolidated capital expenditures expectation for 2012 is in the range of $125 million to $135 million. This compares with $74 million of capital expenditures in 2011. The corporation plans to invest in generation and transmission projects for the Electric segment that have the potential to positively impact the corporation’s earnings and returns on capital. Future Electric segment investments include the construction of a new air quality control system at Big Stone Plant to meet requirements of the Clean Air Act and regional haze regulations, investment in two MISO-determined ‘multi-value’ transmission projects that will serve the MISO region, and continuing investment, with other utilities, in three CapX2020 transmission projects already underway.

Segment components of the corporation’s updated 2012 earnings per share guidance range are as follows:

Original 2012 Earnings Per Share Guidance Range			Updated 2012 Earnings Per Share Guidance Range

	Low	High		Low	High
Electric	$1.05	$1.10	Electric	$1.00	$1.05
Wind Energy	($0.15)	$0.00	Wind Energy	($0.10)	$0.00
Manufacturing	$0.30	$0.35	Manufacturing	$0.36	$0.41
Construction	$0.02	$0.07	Construction	($0.13)	($0.08)
Plastics	$0.06	$0.11	Plastics	$0.18	$0.23
Corporate	($0.28)	($0.23)	Corporate	($0.26)	($0.21)
Total – Continuing Operations	$1.00	$1.40	Total – Continuing Operations	$1.05	$1.40
			Earnings – Discontinued Operations	$0.00	$0.03
			Loss on Sale of Discontinued Operations	($0.10)	($0.08)
			Total	$0.95	$1.35

Contributing to the earnings guidance for 2012 are the following items:

●
The corporation now expects net income to decrease slightly in its Electric segment in 2012 compared with 2011 as a result of the extremely mild weather in the first quarter of 2012. Anticipated increases in rider recovery revenues and capitalized interest costs on higher levels of construction expenditures are expected to be partially offset by lower conservation improvement program incentives and increases in operating and maintenance expenses due to higher postretirement benefit costs.

●
The corporation expects improvement in operations of its Wind Energy segment to continue in 2012. DMI has been able to stabilize production, improve productivity, align headcount with current production demands and eliminate the need for outsourced quality assurance staffing. Order backlog will continue to support current plant staffing at DMI’s U.S. plants. DMI continues to experience pricing pressure on new orders due to overcapacity in the U.S. market and significantly lower steel costs available to Asian manufacturers. Backlog in the Wind Energy segment is $114 million for 2012 compared with $134 million one year ago.

●
The corporation expects earnings from its Manufacturing segment to improve beyond its initial expectations for 2012 due to increased order volume at BTD in excess of initial 2012 projections, continuing improvement in economic conditions in the industries BTD serves, and enhanced performance from T.O. Plastics. Consistent with the corporation’s initial expectations, ShoreMaster’s earnings are still expected to improve over 2011 earnings as a result of bringing costs in line with current revenue levels, improved performance in residential operations and the closure of ShoreMaster’s Camdenton, Missouri plant. Camdenton’s commercial production operations were consequently relocated to ShoreMaster’s Fergus Falls, Minnesota and St. Augustine, Florida facilities. Backlog in place for the manufacturing companies is $111 million for 2012 compared with $87 million one year ago.

●
The corporation now expects a net loss from its Construction segment in 2012 as Foley continued to experience cost overruns on certain major projects in the first quarter of 2012. Backlog in place for the construction businesses is $83 million for 2012 compared with $105 million one year ago.

●	The corporation now expects an increase in Plastics segment net income in 2012 based on the strength of its first quarter performance and current market conditions.

●	Corporate general and administrative costs are expected to remain relatively flat between the years.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2012 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

●	The corporation is subject to federal and state legislation, regulations and actions that may have a negative impact on its business and results of operations.

●	Federal and state environmental regulation could require the corporation to incur substantial capital expenditures and increased operating costs.

●
Volatile financial markets and changes in the corporation’s debt ratings could restrict its ability to access capital and could increase borrowing costs and pension plan and postretirement health care expenses.

●
The corporation relies on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is not able to access capital at competitive rates, its ability to implement its business plans may be adversely affected.

●
The corporation may, from time to time, sell one or more of its nonelectric businesses to provide capital to fund investments in its electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any business sold.

●
The corporation may experience fluctuations in revenues and expenses related to its operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations, or to meet covenants under its borrowing agreements.

●
Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition, as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.

●
The corporation made a $10.0 million discretionary contribution to its defined benefit pension plan in January 2012. The corporation could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with the corporation’s long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

●	Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating income.

●
A sustained decline in the corporation’s common stock price below book value or declines in projected operating cash flows at any of its operating companies may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as financing agreement covenants.

●
The inability of the corporation’s subsidiaries to provide sufficient earnings and cash flows to allow the corporation to meet its financial obligations and debt covenants and pay dividends to its shareholders could have an adverse effect on the corporation.

●	Economic conditions could negatively impact the corporation’s businesses.

●	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

●
The corporation’s plans to grow and realign its diversified business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

●	The corporation’s plans to grow and operate its nonelectric businesses could be limited by state law.

●
The corporation’s subsidiaries enter into production and construction contracts, including contracts for new product designs, which could expose them to unforeseen costs and costs not within their control, which may not be recoverable and could adversely affect the corporation’s results of operations and financial condition.

●	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect the corporation’s results of operations and financial condition.

●	The corporation is subject to risks associated with energy markets.

●	The corporation is subject to risks and uncertainties related to the timing and recovery of deferred tax assets which could have a negative impact on the corporation’s net income in future periods.

●	Certain of the corporation’s operating companies sell products to consumers that could be subject to recall.

●	Competition is a factor in all of the corporation’s businesses.

●
The corporation relies on its information systems to conduct its business, and failure to protect these systems against security breaches could adversely affect its business and results of operations.  Additionally, if these systems fail or become unavailable for any significant period of time, the corporation’s business could be harmed.

●	Actions by the regulators of the corporation’s electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●
Otter Tail Power Company could be required to absorb a disproportionate share of costs for investments in transmission infrastructure required to provide independent power producers access to the transmission grid. These costs may not be recoverable through a transmission tariff and could result in reduced returns on invested capital and/or increased rates to Otter Tail Power Company's retail electric customers.

●
Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

●
Changes to regulation of generating plant emissions, including but not limited to carbon dioxide (CO2) emissions, could affect Otter Tail Power Company’s operating costs and the costs of supplying electricity to its customers.

●
The U.S. wind industry is reliant on tax and other economic incentives and political and governmental policies. A significant change in these incentives and policies could negatively impact the corporation’s results of operations and growth. The Federal Production Tax Credit is currently scheduled to expire on December 31, 2012.

●	The corporation’s wind tower manufacturing business is substantially dependent on a few significant customers.

●
Prolonged periods of low utilization of DMI’s wind tower production plants, due to a continuing softening of demand for its product, could cause DMI to idle certain facilities. In the fourth quarter of 2011 DMI idled its wind tower production plant in Fort Erie, Ontario. Should this softened demand for wind towers continue, these events may result in impairment charges on certain of DMI’s facilities if future cash flow estimates, based on information available to management at the time, indicate that the plants carrying values may not be recoverable or, if any plant assets are sold below their carrying values, significant losses may be incurred.

●
Competition from foreign and domestic manufacturers, cost management in a fixed price contract project environment, the price and availability of raw materials, the ability of suppliers to deliver materials at contracted prices, fluctuations in foreign currency exchange rates and general economic conditions could affect the revenues and earnings of the corporation’s wind energy and manufacturing businesses.

●
A significant failure or an inability to properly bid or perform on projects by the corporation’s wind energy, construction or manufacturing businesses could lead to adverse financial results and could lead to the possibility of delay or liquidated damages.

●
The corporation’s Plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor, or an interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

●
The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

●	Reductions in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and energy services company, wind energy, and infrastructure businesses that include manufacturing, construction and plastics. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three months ended March 31, 2012 and 2011 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts
(not audited)

	Quarter Ended March 31,
	2012	2011
Operating Revenues by Segment
Electric	$90,003	$91,596
Wind Energy	52,102	46,988
Manufacturing	65,994	55,361
Construction	35,617	37,515
Plastics	34,875	18,478
Corporate Revenue and Intersegment Eliminations	(1,002)	(790)
Total Operating Revenues	277,589	249,148
Operating Expenses
Fuel and Purchased Power	29,582	31,954
Nonelectric Cost of Goods Sold (depreciation included below)	162,990	140,339
Electric Operating and Maintenance Expense	32,630	31,117
Nonelectric Operating and Maintenance Expense	17,491	13,076
Asset Impairment Charge	432	--
Depreciation and Amortization	17,053	17,106
Total Operating Expenses	260,178	233,592
Operating Income (Loss) by Segment
Electric	16,959	18,486
Wind Energy	858	(5,886)
Manufacturing	5,001	5,654
Construction	(6,790)	(325)
Plastics	5,752	(266)
Corporate	(4,369)	(2,107)
Total Operating Income	17,411	15,556
Interest Charges	8,616	9,476
Other Income	993	371
Income Tax Expense – Continuing Operations	297	1,238
Net Income (Loss) by Segment – Continuing Operations
Electric	11,016	11,142
Wind Energy	(690)	(6,232)
Manufacturing	2,211	2,658
Construction	(4,171)	(325)
Plastics	3,253	(374)
Corporate	(2,128)	(1,656)
Net Income from Continuing Operations	9,491	5,213
Discontinued Operations
Income - net of Income Tax Expense of $584 and $288 for the respective periods	841	483
Loss on Disposition - net of Income Tax (Benefit) of ($134) in 2012	(3,089)	--
Net (Loss) Income from Discontinued Operations	(2,248)	483
Net Income	7,243	5,696
Preferred Dividend Requirement	184	184
Balance for Common	$7,059	$5,512
Average Number of Common Shares Outstanding
Basic	35,995,179	35,876,853
Diluted	36,129,192	36,081,426

Basic Earnings Per Common Share:
Continuing Operations (net of preferred dividend requirement)	$0.26	$0.14
Discontinued Operations	(0.06)	0.01
	$0.20	$0.15
Diluted Earnings Per Common Share:
Continuing Operations (net of preferred dividend requirement)	$0.26	$0.14
Discontinued Operations	(0.06)	0.01
	$0.20	$0.15

Otter Tail Corporation
Consolidated Balance Sheets
ASSETS
in thousands
(not audited)
	March 31,	December 31,
	2012	2011

Current Assets
Cash and Cash Equivalents	$--	$14,652
Accounts Receivable:
Trade—Net	139,350	116,522
Other	16,019	18,807
Inventories	82,959	77,983
Deferred Income Taxes	12,335	12,307
Accrued Utility Revenues	12,150	13,719
Costs and Estimated Earnings in Excess of Billings	66,394	67,109
Regulatory Assets	24,980	27,391
Other	20,867	21,414
Assets of Discontinued Operations	529	29,692
Total Current Assets	375,583	399,596

Investments	11,337	11,093
Other Assets	27,812	26,997
Goodwill	39,406	39,406
Other Intangibles—Net	15,038	15,286

Deferred Debits
Unamortized Debt Expense	6,125	6,458
Regulatory Assets	122,481	124,137
Total Deferred Debits	128,606	130,595

Plant
Electric Plant in Service	1,378,651	1,372,534
Nonelectric Operations	309,565	310,320
Construction Work in Progress	63,469	54,439
Total Gross Plant	1,751,685	1,737,293
Less Accumulated Depreciation and Amortization	670,349	659,744
Net Plant	1,081,336	1,077,549
Total	$1,679,118	$1,700,522

Otter Tail Corporation
Consolidated Balance Sheets
LIABILITIES AND EQUITY
in thousands
(not audited)
	March 31,	December 31,
	2012	2011

Current Liabilities
Short-Term Debt	$3,311	$--
Current Maturities of Long-Term Debt	3,000	3,033
Accounts Payable	121,518	115,514
Accrued Salaries and Wages	14,279	19,043
Accrued Taxes	12,149	11,841
Derivative Liabilities	24,686	18,770
Other Accrued Liabilities	7,842	5,540
Liabilities of Discontinued Operations	37	13,763
Total Current Liabilities	186,822	187,504

Pensions Benefit Liability	97,719	106,818
Other Postretirement Benefits Liability	49,013	48,263
Other Noncurrent Liabilities	26,670	19,002

Deferred Credits
Deferred Income Taxes	161,041	177,264
Deferred Tax Credits	32,868	33,182
Regulatory Liabilities	69,003	69,106
Other	540	520
Total Deferred Credits	263,452	280,072

Capitalization
Long-Term Debt, Net of Current Maturities	471,878	471,915

Cumulative Preferred Shares	15,500	15,500

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	180,539	180,509
Premium on Common Shares	253,267	253,123
Retained Earnings	137,566	141,248
Accumulated Other Comprehensive Loss	(3,308)	(3,432)
Total Common Equity	568,064	571,448
Total Capitalization	1,055,442	1,058,863
Total	$1,679,118	$1,700,522

Otter Tail Corporation
Consolidated Statements of Cash Flows
In thousands
(not audited)
	For the Three Months Ended March 31,
In thousands	2012	2011
Cash Flows from Operating Activities
Net Income	$7,243	$5,696
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Net Loss from Sale of Discontinued Operations	3,089	--
Income from Discontinued Operations	(841)	(483)
Depreciation and Amortization	17,053	17,106
Asset Impairment Charge	432	--
Deferred Tax Credits	(522)	(659)
Deferred Income Taxes	(7,717)	4,124
Change in Deferred Debits and Other Assets	7,872	6,266
Discretionary Contribution to Pension Plan	(10,000)	--
Change in Noncurrent Liabilities and Deferred Credits	9,299	85
Allowance for Equity (Other) Funds Used During Construction	(162)	(116)
Change in Derivatives Net of Regulatory Deferral	281	(59)
Stock Compensation Expense – Equity Awards	287	452
Other—Net	321	304
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(20,040)	(30,390)
Change in Inventories	(4,976)	(1,675)
Change in Other Current Assets	(3,034)	(634)
Change in Payables and Other Current Liabilities	5,598	1,873
Change in Interest and Income Taxes Receivable/Payable	2,251	1,245
Net Cash Provided by Continuing Operations	6,434	3,135
Net Cash Provided by Discontinued Operations	1,417	3,826
Net Cash Provided by Operating Activities	7,851	6,961
Cash Flows from Investing Activities
Capital Expenditures	(36,321)	(20,596)
Proceeds from Disposal of Noncurrent Assets	1,824	258
Net Increase in Other Investments	(1,321)	(598)
Net Cash Used in Investing Activities - Continuing Operations	(35,818)	(20,936)
Net Proceeds from Sale of Discontinued Operations	24,362	--
Net Cash Used in Investing Activities - Discontinued Operations	(11,705)	(2,522)
Net Cash Used in Investing Activities	(23,161)	(23,458)
Cash Flows from Financing Activities
Change in Checks Written in Excess of Cash	10,546	(8,463)
Net Short-Term Borrowings	3,311	37,486
Proceeds from Issuance of Long-Term Debt	--	1,500
Short-Term and Long-Term Debt Issuance Expenses	(10)	(686)
Payments for Retirement of Long-Term Debt	(70)	(70)
Dividends Paid and Other Distributions	(11,037)	(11,041)
Net Cash Provided by Financing Activities - Continuing Operations	2,740	18,726
Net Cash Used in Financing Activities - Discontinued Operations	(1,409)	(1,502)
Net Cash Provided by Financing Activities	1,331	17,224
Net Change in Cash and Cash Equivalents – Discontinued Operations	(673)	1,145
Effect of Foreign Exchange Rate Fluctuations on Cash – Discontinued Operations	--	(288)
Net Change in Cash and Cash Equivalents	(14,652)	1,584
Cash and Cash Equivalents at Beginning of Period	14,652	--
Cash and Cash Equivalents at End of Period	$--	$1,584